FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT ("Amendment") is made and entered into as of November 8, 2011, by and among Third Security Senior Staff 2008 LLC, a Virginia limited liability company, Third Security Staff 2010 LLC, a Virginia limited liability company, and Third Security Incentive 2010 LLC, a Virginia limited liability company (collectively the “Holders” and each individually a “Holder”), and Transgenomic, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Holders and the Company entered into that certain Registration Rights Agreement dated December 29, 2010 (the "Registration Rights Agreement"), pursuant to which the Company agreed to provide certain registration rights to the Holders with respect to the securities issuable upon conversion of the Series A Convertible Preferred Stock of the Company (the “Series A Preferred”) acquired or to be acquired by the Holders pursuant to that certain Series A Convertible Preferred Stock Purchase Agreement dated as of December 29, 2010 and certain warrants issued to the Holders by the Company.

WHEREAS, the Holders and the Company entered into that certain Agreement Regarding Preferred Stock dated the same date as the date of this Amendment, pursuant to which the Company agreed to issue to each Holder, in proportion to their respective ownership of the Series A Preferred, shares of Common Stock of the Company (the “Issued Shares”) in exchange for the Holders agreement to approve amendments to the terms of the Series A Preferred deleting certain rights of the holders of Series A Preferred and the waiver by the Holders to assert such rights.

WHEREAS, the Agreement Regarding Preferred Stock requires the Company to amend the Registration Rights Agreement as provided in this Amendment.

NOW THEREFORE, in consideration of the recitals to this Amendment which are incorporated herein by this reference, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.           Capitalized terms used in this Amendment without definition shall have the meanings given to such defined terms in the Registration Rights Agreement.

2.           The Registration Rights Agreement is amended to include the Issued Shares in the definition of “Registrable Securities.”

3.           Except as altered, modified and amended by this Amendment, the Registration Rights Agreement is in all respects, ratified, approved and confirmed and the terms, covenants and conditions therefore shall remain in full force and effect.  All references in the Registration Rights Agreement to "this Agreement" shall be deemed references to the Registration Rights Agreement as modified by this Amendment.

4.           This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

[Signature page follows]

Third Security Senior Staff 2008 LLC,
a Virginia limited liability company

By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC,
which is the Manager of
Third Security Senior Staff 2008 LLC

Third Security Staff 2010 LLC,
a Virginia limited liability company

By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC,
which is the Manager of
Third Security Staff 2010 LLC

Third Security Incentive 2010 LLC,
a Virginia limited liability company

By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC,
which is the Manager of
Third Security Incentive 2010 LLC

Transgenomic, Inc.,
a Delaware corporation

By:	/s/ Craig J. Tuttle
Name: Craig J. Tuttle
Title: President